                                       FILED PURSUANT TO RULE NO. 424(B)(3)
                                       REG. NO. 333-47261

PROSPECTUS SUPPLEMENT NO. 10
(TO THE PROSPECTUS DATED MAY 14, 1998)

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
                            ------------------------

     This Prospectus Supplement No. 10 supplements and amends the Prospectus dated May 14, 1998, as it has previously been supplemented by Prospectus Supplements dated June 5, 1998, June 25, 1998, July 13, 1998, July 23, 1998, August 12, 1998, September 8, 1998, October 8, 1998, November 6, 1998 and December 8, 1998. The initial May 14, 1998 Prospectus and all ten Prospectus Supplements constitute the current Prospectus.

     The Prospectus relates to: (1) the 5 1/4% Convertible Quarterly Income Preferred Securities (The Preferred Securities represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I.); and
(2) the shares of common stock of Newell Co. that may be issued on conversion of the Preferred Securities.

     The Selling Holder Table in the Prospectus is amended so that the following line items read as follows:

                                                                                           SHARES OF COMPANY
                                                                       NUMBER OF              COMMON STOCK
                                                                  PREFERRED SECURITIES       ISSUABLE UPON
                                                                       OWNED AND             CONVERSION OF
                        NAME OF SELLING HOLDER                       OFFERED HEREBY       PREFERRED SECURITIES
                        ----------------------                    --------------------    --------------------
157.  TQA Leverage Fund, L.P. ..................................           46,000                 45,379
183.  Morgan Stanley Dean Witter................................           50,700                 50,015
202.  Prudential Securities Inc. ...............................          232,900                229,755
203.  ABN-AMRO Incorporated.....................................          118,900                117,294
      Total.....................................................       10,000,000              9,865,000
Additionally, the following new line items are hereby added to the Selling Holder Table:
207.  Duckbill & Co. ...........................................           30,000                 29,595
208.  Jefferies & Company.......................................            5,000                  4,932
209.  Monumental Life Insurance Company
      (Teamsters -- Camden Non-Enhanced)........................           35,000                 34,527

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
---------------------
* QUIPS is a servicemark of Goldman, Sachs & Co.
                            ------------------------

          The date of this Prospectus Supplement is January 11, 1999.